Exhibit 3.1

RITTER PHARMACEUTICALS, INC.

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Ritter Pharmaceuticals, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the corporation is Ritter Pharmaceuticals, Inc.

2.	This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation filed with the Secretary of State on June 29, 2015 (the “Certificate of Incorporation”).

3.	Article IV, Subsection A of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

“(A) The total number of shares of stock that the Corporation shall have authority to issue is Two Hundred Forty Million (240,000,000), consisting of Two Hundred Twenty-Five Million (225,000,000) shares of common stock, $0.001 par value per share (the “Common Stock”), and Fifteen Million (15,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”).

4.	This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

5.	This Certificate of Amendment shall be effective upon filing.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer on this 15th day of September, 2017.

RITTER PHARMACEUTICALS, INC.

By	/s/ Michael D. Step
Name:	Michael D. Step
Title:	Chief Executive Officer